Exhibit 99.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

COMPANY CONTACTS:

Kenneth H. Traub
President and Chief Executive Officer
Tel. (609) 632-0800
KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS

Robbinsville, NJ — May 15, 2006 — American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the first quarter ended March 31, 2006.

Sales in the first quarter of 2006 totaled $10.0 million, compared with $6.4 million in the first quarter of 2005, an increase of $3.6 million or 56%. The increase was principally the result of higher sales of the Company’s HoloMag™ product and to a lesser extent expansion of other programs in the transaction card, identity document and product authentication markets.

The Company reported net income of $1.0 million or $0.06 per share in the first quarter of 2006 compared to net income of $0.6 million or $0.03 per share in the first quarter of 2005. The 72% increase in net income principally resulted from the increased sales volume partially offset by costs and expenses incurred relating to Visa’s decision to discontinue the use of the current version of HoloMag as previously reported. The Company adopted Financial Accounting Standards Board Statement No. 123(R) effective January 1, 2006, using the modified-prospective transition method described in the Statement. Under this method, the Company is required to recognize compensation expense for all awards granted after the adoption and for the unvested portion of previously granted options that remain outstanding as of the adoption date.

Accordingly, we recorded compensation expense in the period ended March 31, 2006 of $233,000 pre-tax ($140,000 after-tax).

Kenneth H. Traub, President and CEO of ABNH, commented, “In the first quarter of 2006, we continued to experience significant growth in sales and profits as a result of expansion of the HoloMag and other document security programs. Naturally, our business was significantly impacted by Visa’s decision to discontinue the use of the current version of HoloMag and we expect our total sales to decline in the second quarter as a result. We have increased production of the Visa Dove and Visa Mini Dove hologram that is now being specified on Visa branded cards, and we are working with Visa’s authorized card manufacturers on the transition to these products.  We also continue to supply HoloMag as well as other products to the other major transaction card brands. We believe the market for innovative security products to protect transaction cards, identity documents and branded consumer products will continue to grow and ABNH is well-positioned to address this need.”

Mark J. Bonney, Executive Vice President and CFO of the Company stated “Following the significant investments we made over the past year in the facilities consolidation, plant improvements and the HoloMag program, the Company’s financial condition remains strong with cash and cash equivalents of over $13 million and no debt.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.   The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

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ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.
BALANCE SHEETS - UNAUDITED
(In thousands, except share data)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,298	$9,114
Accounts receivable, net of allowance for doubtful accounts of $500 and $500	5,191	6,019
Inventories, net	3,081	2,940
Deferred income taxes, net	2,936	2,968
Prepaid expenses and other	257	331
Income tax receivable	—	401
Total current assets	24,763	21,773
MACHINERY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS—Net of accumulated depreciation and amortization of $9,031 and $8,852	6,750	7,224
DEFERRED INCOME TAXES, NET	196	411
OTHER ASSETS	72	76
TOTAL ASSETS	$31,781	$29,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILTIES:
Accounts payable	$5,074	$3,820
Accrued expenses	3,421	3,834
Customer advances	547	204
Income taxes payable	280	359
Total current liabilities	9,322	8,217
LONG-TERM LIABILTIES	1,760	1,957
Total liabilities	11,082	10,174

COMMITMENTS AND CONTINGENCIES
STOCKHOLDRS’ EQUITY:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,888,144 shares and 18,715,469 shares	189	187
Additional paid-in capital	24,970	24,729
Unearned compensation on restricted stock	—	(96)
Accumulated deficit	(4,460)	(5,510)
Total Stockholders’ Equity	20,699	19,310
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,781	$29,484

ABNH REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS/5

AMERICAN BANK NOTE HOLOGRAPHICS, INC.
STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
REVENUE:
Sales	$9,988	$6,400
Royalty income	—	10
Total revenue	9,988	6,410

COSTS AND EXPENSES:
Cost of goods sold, excluding depreciation andamortization	4,836	2,799
Selling and administrative	2,765	1,918
Research and development	457	273
Depreciation and amortization	227	351
Facility consolidation	40	107
Total costs and expenses	8,325	5,448

Operating income	1,663	962

OTHER INCOME:
Interest	87	54

INCOME BEFORE PROVISION FOR INCOME TAXES	1,750	1,016

PROVISION FOR INCOME TAXES	700	406

NET INCOME	$1,050	$610

NET INCOME PER SHARE:
Basic	$0.06	$0.03
Diluted	$0.05	$0.03

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	18,829	18,518
Diluted	19,913	19,110